EXHIBIT 99.1

Onfolio Holdings Regains Compliance with Nasdaq Minimum Bid Price Requirement

WILMINGTON, Del., May 1, 2026 (GLOBE NEWSWIRE) -- Onfolio Holdings, Inc. (Nasdaq: ONFO, ONFOW) (OTC: ONFOP) (the “Company” or “Onfolio”), an owner-operator of cash-generative online businesses, today announced that it has received written notification from The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2), which, among other things, requires a minimum closing bid price of $1.00 per share.

The Company had previously received notice from Nasdaq that its common stock had failed to maintain the minimum bid price requirement. Since that notification, the Company’s closing bid price has remained at or above $1.00 per share for a minimum of ten consecutive business days, satisfying Nasdaq’s minimum bid price requirement for continued listing. Nasdaq considers the matter closed at this time.

“Maintaining our Nasdaq listing is foundational to everything we’re building,” said Dominic Wells, Chief Executive Officer of Onfolio. “With compliance restored and our recently announced $100M equity facility in place, we remain committed to executing our AI-powered acquisition and growth strategy and continuing to compound value across our portfolio to deliver value to our shareholders.”

ABOUT ONFOLIO HOLDINGS

Onfolio Holdings Inc. (Nasdaq: ONFO) is an owner-operator of cash-generative online businesses. The Company acquires and operates profitable online businesses across diverse verticals, including marketing, education, and e-commerce, with a focus on sustainable cash flow and long-term value creation. The Company uses AI across its operations to improve acquired businesses, build internal tools, and develop AI-powered products.

Visit www.onfolio.com for more information.

FORWARD-LOOKING STATEMENTS

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, the Company’s ability to maintain compliance with Nasdaq’s continued listing requirements, market conditions affecting the trading price of the Company’s common stock, general economic and business conditions, those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company’s control. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT

investors@onfolio.com